Exhibit 99.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made and entered into as of October 20, 2010 (the “Agreement”) by and among ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), and each of the parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) listed on Exhibit A hereto;

WHEREAS, on September 10, 2010, 3 Rivers Activist Partners, L.P. on behalf of the Investors, delivered a letter to the Company expressing an intention to nominate three director candidates (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2010 annual meeting of stockholders (including any adjournment thereof, the “2010 Annual Meeting”);

WHEREAS, the Company and the Investors have reached an agreement with respect to certain matters related to the 2010 Annual Meeting, including the Nomination Letter, and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Board of Directors Matters.

(a) The Investors and the Company hereby acknowledge and agree that:

(i) Effective November 1, 2010, (A) the Company shall expand the size of the Board to nine directors, (B) Jeffrey J. Fenton (the “Investor Director”) shall be appointed to serve as a director on the Board in Class III and (C) Joseph M. O’Donnell shall be appointed to serve as a director on the Board in Class II.

(ii) The Nominating and Corporate Governance Committee (or a duly constituted subcommittee thereof) (the “Nominating Committee”) of the Board will recommend for nomination and the Board will nominate Joseph M. O’Donnell and two of the directors currently serving in Class II (the “2010 Nominees”) for election at the 2010 Annual Meeting to serve in Class II and will recommend a vote for the 2010 Nominees and solicit proxies from the Company’s stockholders for the election of the 2010 Nominees at the 2010 Annual Meeting.

(iii) The Company agrees that if the Investor Director resigns for any reason other than pursuant to Section 4 or is otherwise unable to serve as a director or is removed as a director by the stockholders of the Company, the Investors shall be entitled to designate, for consideration by the Nominating Committee as a replacement for the Investor Director, an individual who (A) qualifies as “independent” under the Nasdaq corporate governance standards, (B) has relevant business and financial experience, and (C) has not been previously nominated (or noticed as a director to be nominated) as a director by the Investors. The Nominating Committee, consistent with its fiduciary duties, shall consider such candidate within ten (10) business days after a completed customary director and officer questionnaire has been received by the Nominating Committee, and the Board shall appoint such candidate approved by the Nominating Committee (whose approval and appointment shall not be unreasonably withheld) within five (5) business days (any such replacement director appointed in accordance with the provisions of this Section 1(a)(iii) shall be referred to as the “Investor Director” for the purposes of this Agreement). In the event the Nominating Committee shall decline to recommend any candidate designated by the Investors, the Investors may propose a replacement designee, subject to the above criteria.

(b) Upon execution of this Agreement, the Investors hereby irrevocably withdraw the Nomination Letter.

(c) Capital Distribution.

(i) The Board agrees, subject to the existence of lawfully available funds and consistent with the Board’s fiduciary duties, without taking into account any acquisition by the Company not currently publicly announced, to commence or implement a stock repurchase program, self tender offer, cash dividend or other transaction or series of transactions (the “Capital Distribution”) in the amount of $40 million (inclusive of any currently available funds related to the Company’s currently authorized stock repurchase program, which was announced in June 2010) to be commenced or implemented during the calendar quarter ending March 31, 2011 and completed prior to December 31, 2011.

(ii) Concurrently with the election of directors at the 2010 Annual Meeting and the appointment of the Investor Director, the Board shall form a Special Committee (the “Special Committee”), consisting of Mr. Fenton and three other directors designated by the Board (with Mr. Fenton serving as chairman of such committee) to consider the mechanism and timing of the Capital Distribution and to make recommendations to the Board with respect to such matters. The Special Committee shall select and retain an independent financial advisor to advise the Special Committee in its evaluation of such matters. The Special Committee will be disbanded upon the earlier of (A) the commencement of the Capital Distribution or (B) March 31, 2011.

(iii) The Board agrees to consider by January 31, 2011, any recommendations concerning a Capital Distribution presented by the Special Committee in good faith, subject to the existence of lawfully available funds and consistent with the Board’s fiduciary duties.

(iv) The Investors agree that to the extent that any portion of the Capital Distribution takes the form of a self tender offer, none of the Investors shall sell, directly or indirectly, or otherwise agree to divest any shares of Common Stock beneficially owned by the Investors from the date of the definitive announcement of such self tender offer until the earlier of (A) 10 days after the consummation of the self tender offer or (B) 90 days after the definitive announcement of the self tender offer.

Section 2. 2010 Annual Meeting.

(a) The Company agrees to use its commercially reasonable efforts to hold the 2010 Annual Meeting no later than December 14, 2010.

(b) At the 2010 Annual Meeting, the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by each Investor and its Affiliates in favor of (i) the election to the 2010 Nominees, and (ii) all other matters recommended for stockholder approval by the Board (the “Other Matters”).

(c) The Parties acknowledge and agree that the only proposals that may be presented by the Company for consideration at the 2010 Annual Meeting include (i) election of the 2010 Nominees, (ii) adoption of the Company’s 2010 Incentive Award Plan and (iii) ratification of the Company’s independent registered public accounting firm for the current fiscal year.

(d) At any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof) during the Standstill Period (as defined below), the Investors agree to vote all shares of Common Stock beneficially owned by each Investor and its Affiliates in favor of the election to the Board of those director nominees nominated for election by the Nominating Committee or the Board and against the removal of any directors whose removal is not recommended by the Board.

(e) Effective as of the time of the 2010 Annual Meeting, the Board of directors shall reduce the size of the Board to eight directors.

(f) Each Investor agrees to, within five business days after receipt, execute and deliver to the Company, or cause to be executed and delivered to the Company, the proxy card sent to the Investors by the Company in connection with the 2010 Annual Meeting or the 2011 annual meeting of stockholders, as applicable, (and any other legal proxies required to vote any shares held in “street name”) directing that the shares of Common Stock beneficially owned by such Investor, as of the applicable record date, be voted in accordance with Section 2(b) and Section 2(d), provided, however, that nothing herein shall prevent the Investors from revoking any such proxy card upon the conclusion of the Standstill Period.

Section 3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii) seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other to the extent such a group may be deemed to result with the Company or any of its Affiliates of Associates as a result of this Agreement;

(v) vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi) except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(viii) other than at the direction of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(ix) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (A) interests in any of the Company’s indebtedness or (B) Common Stock of the Company representing in the aggregate (amongst the Investors and their Affiliates and Associates) in excess of 9.99% of the Company’s outstanding Common Stock;

(x) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xii) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

provided, however, that nothing in this Section 3(a) or elsewhere in this Agreement shall (A) prohibit the Investor Director from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof, or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any director of the Company; or (B) prohibit the Investor Director from making any statement or disclosure determined (on advice of outside legal counsel) to be required under the federal securities laws or other applicable laws.

(b) As used in this Agreement:

(i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii) the term “Standstill Period” shall mean the period commencing upon the date of this Agreement, and ending on the day following the completion of the Company’s 2011 annual meeting of stockholders; provided, however, that if the Company shall not have (A) commenced a self tender offer to purchase at least $20 million of Common Stock prior to March 31, 2011, (B) consummated such self tender offer prior to the date that is ten days prior to the deadline for the submission of stockholder nominations for the Company’s 2011 annual meeting of stockholders (the “2011 Nomination Deadline”) and (C) prior to the date that is ten days prior to the 2011 Nomination Deadline, notified the Investors that the term of the Investor Director shall continue through the 2012 annual meeting (which continuation may be subject to reelection at the 2011 annual meeting of stockholders, in which case the Company shall solicit for such reelection in the same manner as for the directors included in the Company’s slate of directors standing for election at the 2011 annual meeting) the Standstill Period shall terminate on the date that is ten days prior to the 2011 Nomination Deadline.

(iii) the term “beneficial ownership” of shares shall mean shares “beneficially owned” within in the meaning afforded such term by Regulation 13d-3 promulgated under the Exchange Act.

Section 4. Resignation Letter. As a condition to commencement of a term on the Board (or nomination therefor), the Investor Director shall provide to the Company an irrevocable letter of resignation, effective upon the earlier of (i) such time, prior to the 2011 annual meeting of stockholders, as the aggregate beneficial ownership of the Common Stock by the Investors (net of any Short Interests (as defined below)), shall be less than 50% of the aggregate beneficial ownership of the Common Stock by the Investors, as a whole, on the date hereof and (ii) 15 days after written notice of a material breach by any Investor of this Agreement is provided to the breaching Investor by the Company (unless such breach is cured within such 15 day period). The Investors shall provide notice to the Company within three business days if the aggregate beneficial ownership of the Common Stock by the Investors (net of any Short Interests) shall be less than the level described in clause (i) above. In addition, the Investors agree to certify to the Company as to the number of shares of Common Stock beneficially owned by the Investors (net of any Short Interests) at such times as reasonably requested by the Company.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 6. Representations and Warranties of the Investors. Each Investor, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) the responses to the questionnaire titled “Director Nominee Questionnaire in connection with the 2010 Annual Meeting of Stockholders” delivered to the Company by the Investor Director are true and correct in all material respects, at the date of this Agreement and at the date of nomination and upon commencement of his term in office and (f) such Investor is not party to any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, whether by means of derivatives or otherwise, by such Investor, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or increase or decrease the voting power of, such Investor with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company (“Short Interests”); provided that, such Short Interests shall not include “long” in-the-money put option positions with respect to any shares of Common Stock maintained by 3 Rivers Activist Partners, L.P. (“3 Rivers”) and Gladius Investors, L.P. (“Gladius”) as of the date hereof, or any such positions acquired or established by 3 Rivers and Gladius after the date hereof solely with respect to any additional shares of Common Stock acquired by 3 Rivers and Gladius and only in the amount representing a ratio, of such long in-the-money put option positions to newly acquired shares, being lesser or equal to the current ratio of such put option positions maintained by 3 Rivers and Gladius to the shares of common stock owned by 3 Rivers and Gladius as of the date hereof.

Section 7. Mutual Non-Disparagement.

(a) Each Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any of its agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 7, and reasonably consider any comments of such other Parties.

Section 8. Public Announcements. Promptly following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under Regulation 13D under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release.

Section 9. Expenses. The Company will reimburse the Investors for their reasonable and customary out-of-pocket expenses incurred in connection with their nomination of director candidates, in an amount not to exceed $65,000, within 10 business days of receiving reasonably satisfactory documentation with respect to such expenses.

Section 10. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 11. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:
ModusLink Global Solutions, Inc. 1100 Winter Street Suite 4600 Waltham, Massachusetts 02451 Attention: Peter L. Gray Tel: 781-663-5024 Fax: 781-663-5095 Email: peter_gray@moduslink.com with a copy to: Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60610 Attention: Mark D. Gerstein Tel: 312-876-7666 Fax: 312-993-9767 Email: mark.gerstein@lw.com
To the Investors:
LCV Capital Management, LLC Fifteen Churchill Road, Suite 1000 Pittsburgh, Pennsylvania 15235 Attention: Lodovico de Visconti Tel: Fax: Email: ldevisconti@lcvcapitalmgmt.com and: Raging Capital Management, LLC 254 Witherspoon Street Princeton, New Jersey 08542 Attention: William C. Martin Tel: Fax: Email: bill@ragingcapital.com with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky

Tel: (212) 451-2300

Fax: (212) 451-2222

Email: swolosky@olshanlaw.com

Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 13. Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 13. The Parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 16. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 18. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 19. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Joseph C. Lawler
Name:	Joseph C. Lawler
Title:	Chairman, President and Chief Executive Officer

INVESTOR:

3 RIVERS ACTIVIST PARTNERS, L.P.

By:	LCV Capital Management, LLC General Partner

By:	/s/ Lodovico de Visconti
	Name:	Lodovico de Visconti
	Title:	Managing Member

GLADIUS INVESTORS, L.P.

By:	LCV Capital Management, LLC General Partner

By:	/s/ Lodovico de Visconti
	Name:	Lodovico de Visconti
	Title:	Managing Member

LCV CAPITAL MANAGEMENT, LLC

By:	/s/ Lodovico de Visconti
	Name:	Lodovico de Visconti
	Title:	Managing Member

/s/ Lodovico de Visconti
LODOVICO DE VISCONTI

RAGING CAPITAL FUND, LP

By:	Raging Capital Management, LLC General Partner

By:	/s/ William C. Martin
	Name:	William C. Martin
	Title:	Managing Member

RAGING CAPITAL FUND (QP), LP

By:	Raging Capital Management, LLC General Partner

By:	/s/ William C. Martin
	Name:	William C. Martin
	Title:	Managing Member

RAGING CAPITAL MANAGEMENT, LLC

By:	/s/ William C. Martin
	Name:	William C. Martin
	Title:	Managing Member

/s/ William C. Martin
WILLIAM C. MARTIN

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned

3 Rivers Activist Partners, L.P.	418,000
Gladius Investors, L. P.	89,565
LCV Capital Management, LLC	507,565
Lodovico de Visconti	507,565
Raging Capital Fund, LP	1,086,352
Raging Capital Fund (QP), LP	758,951
Raging Capital Management, LLC..	1,845,303
William C. Martin..	1,896,303

Total:	2,403,868

EXHIBIT B

ModusLink Announces Settlement Agreement

With LCV Capital Management and Raging Capital Management

ModusLink to expand board and increase the Company’s commitment to capital distribution to stockholders to $40 million during 2011

WALTHAM, Mass., October 20, 2010 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today announced that it has reached an agreement with LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates in connection with the Company’s 2010 Annual Meeting of Stockholders.

Under the terms of the settlement agreement, ModusLink will expand the membership of the Company’s Board of Directors, with the appointment of Jeffrey J. Fenton as a Class III director on November 1, 2010. Mr. Fenton is a director candidate recommended by LCV Capital Management and Raging Capital Management, and his appointment to the Company’s Board follows a review process led by members of ModusLink’s Nominating and Corporate Governance Committee. Mr. Fenton brings significant finance, international business and leadership experience having served as a senior advisor at a leading private investment firm as well as chief executive officer of a major industrial company.

ModusLink will also appoint an additional independent director, Joseph M. O’Donnell to the Company’s Board of Directors on November 1, 2010. Earlier this year, ModusLink’s Nominating and Corporate Governance Committee, with the assistance of a leading executive search firm, conducted a nationwide search for a new independent director with the particular skills and experience that would assist the Company in achieving its business objectives. This process resulted in the selection of Mr. O’Donnell, who has significant industry and public company leadership experience with more than 30 years of management experience in the technology, electronics and supply chain industries.

Upon appointment, Mr. O’Donnell will serve as an independent director in Class II of ModusLink’s Board of Directors. Mr. O’Donnell will also be nominated for re-election at the Company’s 2010 Annual Meeting. Anthony Bay, who has served as a director of the Company since September 2002, will not stand for re-election. With the appointments announced today and following the election of the Company’s three Class II nominees at the 2010 Annual Meeting, ModusLink’s Board will include eight members, seven of whom will be independent.

As part of the settlement agreement, LCV Capital Management and Raging Capital Management, which together beneficially own approximately 5.5% of ModusLink’s outstanding common stock, will vote their shares in support of all three of the Board’s nominees at the 2010 Annual Meeting and will abide by certain standstill provisions.

“We are pleased that this matter has been resolved in a manner that we believe serves the best interests of all ModusLink stockholders,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer. “ModusLink’s Board and management team are committed to strong corporate governance, and we recognize the importance of bringing fresh and diverse perspectives to the boardroom, as evidenced by our own director search undertaken earlier this year. We look forward to working with our new directors as we continue to build upon ModusLink’s leadership position as a provider of global supply chain management services.”

As part of the settlement agreement, ModusLink will also increase its current capital distribution program to $40 million to return excess cash to stockholders. Since early fiscal 2008, ModusLink has returned in excess of $55 million to stockholders. A committee of the Board will be established to evaluate the most appropriate method and timing of the planned capital distribution and make a recommendation to the Board. Mr. Fenton will serve as chairman of this committee. The $40 million distribution of capital will commence in the first calendar quarter of 2011, and be funded with available cash on hand and include amounts remaining under ModusLink’s current authorized share repurchase program.

“Our on-going capital allocation activities and the planned program for 2011 are enabled by ModusLink’s strong balance sheet and cash flow, and demonstrate our ongoing commitment to enhancing value for our stockholders. As we move forward, our Board of Directors and management are focused on keeping our base business strong, increasing revenue contributions from new engagements and effectively managing expenses,” added Lawler.

On behalf of LCV Capital Management and Raging Capital Management, William C. Martin, managing member of Raging Capital Management, stated, “We are pleased ModusLink has committed to increase the amount of its current capital distribution program to $40 million. We are also pleased with the new composition of the Board. We believe Jeff Fenton and Joe O’Donnell will prove valuable additions to the Board.”

Lodovico de Visconti, managing member of LCV Capital Management, continued, “We are satisfied with ModusLink’s decision to expand its Board and return a material portion of excess cash to stockholders. We are pleased to have worked constructively with ModusLink towards the shared goal of enhancing value for all stockholders.”

The ModusLink 2010 Annual Meeting of Stockholders will be held on December 8, 2010, beginning at 9:00 a.m. Eastern Time, at the Renaissance Boston Waterfront Hotel, 606 Congress Street, Boston, MA. The record date for determining eligibility to vote at the 2010 Annual Meeting is October 15, 2010.

Background Information on Jeffrey J. Fenton:

Jeffrey J. Fenton has served as Principal of Devonshire Advisors LLC, an investment advisory services firm since March 2004. From January 2007 to April 2008, Mr. Fenton served as Senior Advisor at Cerberus Operations & Advisory Co. LLC, a subsidiary of Cerberus Capital Management LLC, one of the world’s leading private investment firms. From June 2004 to June 2008, Mr. Fenton served as Chairman of the Board of Directors of BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in the United States. In addition, he served as the former President and Chief Executive Officer of Maxim Crane Works Holdings, Inc. a major industrial company from 1999 to 2002. Prior to that time, he held a number of positions over a 20-year career with General Electric, culminating in the role as the Chief Executive Officer of GE Capital Modular Space and an officer of GE Capital Corporation.

Background Information on Joseph M. O’Donnell:

Joseph M. O’Donnell has more than 30 years of management experience in the technology, electronics and supply chain industry. Mr. O’Donnell most recently served as Chief Executive Officer of Inmar, Inc., a leading provider or technology-driven logistics and supply chain software and services. Previously, he was Chairman of the Board and Chief Executive Officer of Artesyn Technologies, Inc., a supplier of power conversion equipment and real-time embedded computing solutions to telecommunications equipment suppliers. Mr. O’Donnell currently serves as a member of the Board of Directors of Comverge, Inc. (NASDAQ: COMV), a leading provider of smart grid, demand management and energy efficiency solutions and Comverse Technology, Inc. (Pink Sheets: CMVT.PK), the world’s leading provider of software and systems enabling value-added services for voice, messaging, mobile Internet and mobile advertising; converged billing and active customer management; and IP communications. He is also a member of the University of Tennessee School of Business Advisory Board. Mr. O’Donnell’s prior board experience includes the American Electronics Association as well as public companies Boca Research, Cincinnati Microwave, MTS Systems, Parametric Technology Corporation, Superior Essex Corporation and V Band.

About ModusLink Global Solutions

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s intention to return $40 million of capital to its stockholders in 2011, the projected strength of the Company’s balance sheet and cash flows to support such program, the Company’s focus on base business, increasing revenue contributions from new engagements and managing expenses. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s obligation to effect the capital distribution is subject to the existence of lawfully available funds and fiduciary duties of the Board of Directors; the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals or to allocate cash for share repurchases; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; risks inherent with conducting international operations and the Company may not be able to identify and attract qualified independent directors to augment its Board. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange

Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Financial:

ModusLink Global Solutions

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com